EX-10.8
                          AFFILIATION AGREEMENT

                          AFFILIATION AGREEMENT

     THIS AFFILIATION AGREEMENT is made this 23rd day of June, 2004, by and between the IMPACT ACTIVE TEAM LTD. Corporation incorporated under the law of the state of Israel, whose principal office is at 10 Hazait Street, Asseret, Israel (hereinafter referred to as "IMPACT"), and P.O.C HIGH-TECH (1992) LTD Corporation incorporated under the law of the state of Israel, whose principal office is at 7 Dissentchik St., Tel Aviv 69353, Israel (hereinafter referred to as "P.O.C").

     WHEREAS, The parties wish to cooperate to accomplish their common business goals in the management consulting industry, including, but not limited to, any growing business potential requires consulting and operating services of the parties employees including personal financial management consulting; and

     WHEREAS, The parties wish for to assist and support each other in providing management consulting services and business opportunities, for each other's customers and business opportunities (hereinafter referred to as "the Services") to accomplish their common purposes; and

     WHEREAS, the parties are management consulting and business development services organizations that are capable of assisting each other with complimentary services and coordinating each other's provision of the Services with similar services provided by other parties' related business partners that are also affiliated with the parties:

     NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties,

     IT IS AGREED:

1. Affiliation. The parties agree that they will use their best efforts to cooperate in the provision of the Services, as described in the corporate purposes of the parties.

2. Assignment. P.O.C. agrees to assign IMPACT as a sub-contractor with all consulting assignments performed by Mr. Gai Mar-Chaim on behalf of P.O.C., provided that IMPCAT agrees to accept these assignments and carry all the related expenses or reimburse P.O.C. for any related expenses.

3.  License.

     (a) In general. IMPACT licenses P.O.C. to use its name, and any and all trademarks or service marks that IMPACT now or hereafter owns during the term of this Agreement, in connection with IMPACT's provision of services. In order to protect its goodwill, IMPACT retains the right to review and approve all uses of said name and marks, but will not unreasonably withhold its approval.

     (b) Use. During the term of this Agreement, P.O.C. may use the name "IMPACT and its affiliated companies names and trade marks, and may advertise that it is affiliated with IMPACT

     (c) Acknowledgement. P.O.C. acknowledges that IMPACT is the lawful owner of the name, "IMPACT" and of its associated trademarks used in its business, and P.O.C. agrees that it will take no action inconsistent with IMPACT's ownership of those name and trademarks.

4. The parties agree to assist each other in the following activities:

     (a)  Administration services

     (1) Operating management complimentary services to be provided to each other's customers .

     (2)  Business development services.

     (3)  Marketing development services.

     (b) Technical services. The parties will provide technological and regulatory analysis and due-diligence services

     (c) Funding. The parties will provide each other with such funds as are approved by the their Board of Directors to aid in the development of each other's activities.

5.  The parties agree to:

     (a) Governing documents. Adopt and maintain governing documents substantially like those attached to this Agreement, and to submit all proposed amendments to these governing documents to each other, for its review and approval, not less than 45 days before the date proposed for their adoption. The parties agree not to adopt any amendments disapproved by the other party.

     (b) Operations. Operate in conformity with its governing documents and (if applicable) remain in good standing under the law under which it is incorporated.

     (c) Purposes and activities. Be organized and operated at all times for business development and management consulting services purposes within the meaning of Section 501(c)(3) of the Internal Revenue Code of 1986 or the equivalent in the Israeli tax laws.

     (d) Group tax exemption. Authorize the other party to include each party in the other party's group exemption (if any) under
Section 501(c)(3) of the Internal Revenue Code of 1986 or the equivalent in the Israeli tax laws.

     (e) Federal and state laws. Be organized and operated at all times in conformity with all other applicable Federal if applicable, state, and local laws, regulations, and ordinances.

     (f) Reporting. Provide each other with copies of its governing documents, policy statements, annual state-required reports (if any), IRS Form 990 or 990-EZ (if any), and other documents of each party that may reasonably be requested by the other party for its financial audits.

     (g) Committee work. Provide personnel and technical assistance to each other's committees, as may be requested from time to time.

     (h) National cooperation. Cooperate with each other and its other AFFILIATEs in providing regional and national services.

6. Reimbursement. The parties hereby agree the each party will fully reimburse the other for any pre-approved expenses. The reimbursement payment will be delivered with in 30 days from the submission of all payable invoices and documents by the reimbursed party to the paying party.

7. Payment of services. It is hereby agreed that in case one party engages any of the other party's employees, the engaging party will pay a fee to other party to be agreed from time to time.

8. Agency. The parties agree that this Agreement is not intended to create an agency relationship of any kind; and both agree not to contract any obligation in the name of the other, not to use each other's credit in conducting any activities under this Agreement, and not to accept service of legal process against the other.

9. Indemnification. The parties individually agree to indemnify and hold harmless each other and/or each other's members or affiliated entities for any and all claims, losses, damages, liabilities, judgments, or settlements, including reasonable attorney's fees, costs, and other expenses incurred on account of any activities conducted by the parties, respectively, pursuant to this Agreement. The parties will promptly notify each other upon receipt of any claim or legal action arising out of activities conducted pursuant to this Agreement. The rights and responsibilities established in this paragraph shall survive indefinitely the termination of this Agreement.

10. Term. This Agreement shall be effective on the date above written, and shall continue in effect until terminated pursuant to paragraph 10.

11.  Termination.

     (a) In general. Either party may terminate this Agreement upon 30 days' notice in writing to the other party.

     (b) For cause. Either party may terminate this Agreement immediately upon written notice to the other in the event of the other's insolvency, fraud, willful misconduct, or substantial breach of this Agreement.

     (c) Effect. Upon termination of this agreement, the parties shall have no further liability under paragraph 3, and P.O.C.
shall cease all use of IMPACT's name, acronym, and logos.

12. Mediation and arbitration of disputes. The parties agree that all disputes arising under this Agreement shall be resolved exclusively by mediation or by arbitration under the rules of the Israeli Arbitration Association. Unless otherwise agreed, the arbitration, if any, shall take place in the city where a plurality of IMPACT's members are employed. The arbitrator's decision shall be final and binding on all parties.

13. Waiver. Either party's waiver of, or failure to exercise, any right provided for in this Agreement shall not be deemed a waiver of any further or future right under this Agreement.

14. Successors and Assigns. This Agreement shall be binding on the parties, and on their successors and assigns, without regard to whether it is expressly acknowledged in any instrument of succession or assignment.

15. Captions. The captions of each paragraph of this Agreement are inserted solely for the reader's convenience, and are not to be construed as part of the Agreement.

16. Notices. Notices required by this Agreement shall be in writing and shall be delivered either by personal delivery, facsimile or mail. If delivered by mail, notices shall be sent by certified or registered mail, return receipt requested, or by express mail, all postage and charges prepaid. All notices and other written communications under this Agreement shall be addressed as indicated below, or as specified by subsequent written notice delivered by the party whose address has changed.

If to IMPACT:

Executive Director
IMPACT ACTIVE TEAM  LTD.
10 Hazayit St..
Asseret 76858, Israel

If to P.O.C:

P.O.C. HIGH-TECH (1992) LTD.
7 Dissentshik St.
Tel Aviv 69353, Israel

17. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Israel.

18. Amendment. This Agreement constitutes the entire agreement between the parties, and supersedes all prior written or oral agreements. This Agreement may be amended only by the party against whom enforcement is sought.

19. Warranty. Each of the parties warrants that the individual who executes this Agreement on its behalf has been duly authorized to do so.

     IN WITNESS WHEREOF, the parties hereto have caused this Affiliation Agreement to be executed by their duly authorized representatives.


                                       IMPACT ACTIVE TEAM LTD.


Date: June 23, 2004                    By: /s/  Sam Shlomo Elimelech
                                       San Shlomo Elimelech
                                       Executive Director


                                       P.O.C HIGH-TECH (1992) LTD


Date: June 23, 2004                    By: /s/  Gar Mar-Chaim
                                       Gai Mar-Chaim
                                       Executive Director